EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of 240 Greenwich Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business December 31, 2018, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar amounts in thousands

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	5,260,000
Interest-bearing balances	79,008,000
Securities:
Held-to-maturity securities	33,972,000
Available-for-sale securities	82,048,000
Equity securities with readily determinable fair values not held for trading	33,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	2,000
Securities purchased under agreements to resell	33,289,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases held for investment	26,158,000
LESS: Allowance for loan and lease losses	119,000
Loans and leases held for investment, net of allowance	26,039,000
Trading assets	2,731,000
Premises and fixed assets (including capitalized leases)	1,586,000
Other real estate owned	2,000
Investments in unconsolidated subsidiaries and associated companies	1,765,000
Direct and indirect investments in real estate ventures	0
Intangible assets:	7,090,000
Other assets	13,586,000

Total assets	286,411,000

LIABILITIES
Deposits:
In domestic offices	139,207,000
Noninterest-bearing	65,812,000
Interest-bearing	73,395,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	104,092,000
Noninterest-bearing	6,080,000
Interest-bearing	98,012,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	4,621,000
Securities sold under agreements to repurchase	163,000
Trading liabilities	2,254,000
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	3,624,000
Not applicable
Not applicable
Subordinated notes and debentures	515,000
Other liabilities	6,102,000

Total liabilities	260,578,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	10,964,000
Retained earnings	15,065,000
Accumulated other comprehensive income	-1,681,000
Other equity capital components	0
Total bank equity capital	25,483,000
Noncontrolling (minority) interests in consolidated subsidiaries	350,000
Total equity capital	25,833,000

Total liabilities and equity capital	286,411,000

I, Michael Santomassimo, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Michael Santomassimo

Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Charles W. Scharf
Samuel C. Scott	Directors
Joseph J. Echevarria